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                                                                    EXHIBIT 99.1


[LETTERHEAD OF HOME BASE(R), INC.]                         NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE


Contact:      Suki Shattuck
              Director of Investor Relations
              (949) 442-5448



                   HOMEBASE AMENDS STOCKHOLDERS' RIGHTS PLAN

     Irvine, California -- October 22, 1998 -- HomeBase, Inc. (NYSE: HBI) today announced that it has made certain technical amendments to update its 1989 Stockholders' Rights Plan (the "Rights Plan"). The Board of Directors of HomeBase recently became aware that an ambiguity may exist in the Rights Plan's definition of "Beneficial Ownership." The amendments modify that definition and, in accordance with current standards, make it consistent with the definition in Rule 13d-3 under the Securities Exchange Act of 1934.

      In order to treat stockholders fairly, the Rights Plan amendments also grandfather, under certain circumstances, stockholders who now exceed the amended Rights Plan's Beneficial Ownership threshold as a result of the adoption of the new definition and who do not acquire Beneficial Ownership of any additional shares in the future.

      In addition, the Rights Plan was amended, consistent with current standards, so that the Board of Directors may create an exception for a stockholder who

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HOMEBASE AMENDS RIGHTS PLAN                                              PAGE 2

inadvertently exceeds the Rights Plan's threshold, if the stockholder enters into an agreement with the Company that is satisfactory to the Board of Directors.

     Headquartered in Irvine, California, HomeBase, Inc. currently operates 84 home improvement warehouses in 10 western states. HomeBase, Inc. (formerly Waban Inc.) is traded on the New York Stock Exchange under the symbol "HBI" and can be located on the Internet at http://www.homebase.com.
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     Matters discussed in this document that are forward-looking statements involve risks and uncertainties that could cause results to differ materially from those expressed. Such risks and uncertainties include, but are not limited to the company's ability to secure real estate locations and planning permits to execute its accelerated store-opening plan, and a highly fragmented and competitive home improvement marketplace. Other risk factors are set forth in the company's annual report on Form 10-K for the fiscal year ended January 31, 1998 and in the company's other filings with the Securities and Exchange Commission

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